Exhibit 10.25

First Amendment to

Schneider National, Inc.

2005 Supplemental Savings Plan

This First Amendment (this “Amendment”) to the Schneider National, Inc. 2005 Supplemental Savings Plan (amended and restated effective December 1, 2007 and subsequently amended December 31, 2012) (the “Plan”), is effective as of January 30, 2017.

WITNESSETH:

WHEREAS, the Plan provides elective deferred compensation opportunities to a select group of management and highly compensated employees of Schneider National, Inc. (the “Company”) and make-up contributions that cannot be made under the Company’s 401(k) Savings and Retirement Plan due to limits imposed by the Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the Company desires to amend the Plan to provide the opportunity for re-deferrals, subject to Section 409A of the Code and the Treasury Regulations issued thereunder, and to make certain other amendments to demonstrate compliance with Section 409A of the Code; and

WHEREAS, Section 11.1 of the Plan provides that the Company may amend, modify or terminate the Plan at any time, and for any reason, by action of the Company’s board of directors.

NOW, THEREFORE, the Plan is amended, for periods following January 30, 2017, as provided herein.

1.	Section 4.2(c) of the Plan is amended and replaced in its entirety with the following:

“(c)     Special Election for Redeferrals pursuant to Section 409A. At the discretion of the Committee, effective on and after January 30, 2017, a Participant may elect to redefer receipt of all or a portion of the compensation the Participant deferred pursuant to Section 4.1, provided that (i) the election may not take effect until at least twelve (12) months after the date on which the election is made, (ii) for any such election as to payment that is to be made (A) at a specified time or pursuant to a fixed schedule under Section 4.2(a) and 4.3(a), (B) upon a separation from service under Section 4.2(b) and 7.2, or (C) upon a change in control under Section 10.1 (but not any payment that is required to be made on account of death or Disability under Section 4.2(b) and 7.2), the payment with respect to which the election is made must be deferred for a period of not less than five years from the date the payment would otherwise have been paid (or in the case of installment payments treated as a single payment, twelve (12) months before the date the first amount was scheduled to be paid) and (iii) any such election as to a payment that is to be made at a specified time or pursuant to a fixed schedule under Section 4.2(a) and 4.3(a) must be made not less than twelve (12) months before the date on which the payment is scheduled to be paid (or in the case of installment payments treated as a single payment, twelve (12) months before the date the first amount was scheduled to be paid). Once a valid redeferral election becomes irrevocable, in accordance with the terms and conditions of the Plan, the Participant’s redeferred deferrals and related earnings thereto shall be payable at the time and in the form elected in accordance with the terms and conditions of the Plan.”

2.	Section 4.3(b) of the Plan shall be deleted in its entirety.

3.	Section 4.4 of the Plan shall be amended as follows:

“4.4 Irrevocable Elections. All elections made by the Participant under this Article 4 shall be irrevocable, except to the extent a redeferral is permitted under Section 4.2(c).”

4.	The Plan shall be amended to add a new Article 12 at the end thereof, as follows:

“Article 12. Section 409A Compliance

It is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

No Participant or the creditors or beneficiaries of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (A) such Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to the Plan constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under

Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

For purposes of Section 409A of the Code, any series of installment payments made pursuant to the Plan that is not a life annuity shall be deemed to be a separate payment as permitted under Treas. Reg. Sec. 1.409A-2(b)(2)(iii).

Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to the Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s Account (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.”

5.	Except as expressly amended above, the Plan shall remain in full force and effect.

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